Blanks in Contract are blank in executed contract        EXHIBIT 10.4

GF - 2000 - 2601

Contract No.: 441302 - B - 112

State-owned Land Use Rights Grant Contract

Formulated under the Supervision of

Ministry of Land and Resources of the People’s Republic of China

State Administration for Industry and Commerce of the People’s Republic of China

Instructions for Use

A. The State-owned Land Use Rights Grant Contract contains the main body and Appendix: Map of Boundary of the Land Plot to Be Granted.

B. The Grantor under this Contract shall be the land administration department of the people’s government entitled to grant the land use rights.

C. The land use purposes in Article 4 hereof shall be filled in pursuant to the stipulations in Investigation Procedures on Urban and Township Cadastral with respect to Class II Land; where comprehensive uses are intended, please specify all specific use purposes and their respective percentage of land occupancy area.

D. The land conditions in Article 5 hereof shall be selected and filled in based on the actual agreements reached between the parties. Where it involves processing of grant formalities for previously allocated land use rights, select Article 5.3; where it involves land for development and construction, select Article 5.1 or 5.2 in accordance with the degree of land development at the time of delivery as promised by the Grantor. If demolition and ground leveling have been completed at the time of delivery as promised by the Grantor, select Article 5.1; if demolition and ground leveling have not been completed, select Article 5.2 and indicate the status of area etc in respect of the buildings and other aboveground fixtures that need to be removed. In respect of infrastructure conditions, fill in “seven connections”, “three connections” etc and specifically indicate the contents of infrastructure, such as “connection of road, electricity and water” etc.

E. With respect to the methods to pay the grant fee for land use rights as stipulated in Article 9 hereof, if the parties agree to adopt lump-sum payment in respect of the grant fee, select Article 9.1; if the grant fee is to be paid in installments, select Article 9.2.

F. In Article 20 hereof, if it involves house development, select Article 20.1; if it involves land development as a whole lot, select Article 20.2.

G. In the provisions in connection with the effectiveness of this Contract in Article 40 hereof, where the Land Plot grant plan has been approved by the competent people’s government, the Contract shall come into force in accordance with provisions of Article 20.1; where the Land Plot grant plan has not been approved by the competent people’s government, the Contract shall come into force in accordance with provisions of Article 20.2.

State-Owned Land Use Rights Grant Contract

Chapter I General Provisions

Article 1 The Parties to this Contract:

The Grantor:  Land and Resources Bureau of Huizhou City, Guangdong Province;

The Grantee:  Shenzhen Highpower Technology Company Limited

In accordance with the Land Administration Law of the People's Republic of China, the Law of the People’s Republic of China on Administration of Urban Real Estate, the Contract Law of the People’s Republic of China and other laws, administrative regulations and local regulations, and in the principles of equality, voluntariness, due compensation and good faith, the Parties hereby enter into this Contract.

Article 2 The Grantor grants the land use rights as authorized by the laws. The ownership of the land so granted belongs to the People’s Republic of China. The State possesses the jurisdiction and administrative powers over such land as granted by the Constitution and laws as well as other powers to be exercised by the State as stipulated in the laws of the People’s Republic of China and other rights necessary to safeguard social and public interests. All underground resources, buried articles and municipal public utilities are excluded from the scope of land use rights grant.

Chapter II Delivery of Land so Granted and Payment of Grant Fee

Article 3 The Land Plot to be granted by the Grantor to the Grantee is located at Xinhu Industrial Zone, Ma’an Township, Huicheng District. The Land Plot number is: (in blank) . The total area of the Land Plot is One Hundred and Twenty Six Thousand Six Hundred and Five square meters (126,605 square meters), of which the area of the land to be granted is (in blank) (in words) ((in blank) (in figures)) square meters. The four ends of the Land Plot to be granted hereunder and the coordinates of its boundary marking points are detailed in Appendix: Map of Boundary of the Land Plot to be Granted.

Article 4 The Land Plot to be granted under this Contract is for industrial purposes.

Article 5 [This clause is marked as blank]

The Grantor agrees to deliver the Land Plot so granted to the Grantee before __________ (date) and the Grantor agrees that at the time of delivery such Land Plot shall meet the land conditions as stipulated in Article __________ below:

5.1 The ground has been leveled and the surrounding infrastructure has achieved __________  connections, namely connection of __________;

5.2 The surrounding infrastructure has achieved __________ connections, namely the connection of __________, however, relocation and ground leveling have not been completed at the site. The status of buildings and other aboveground fixtures are as follows: __________;

5.3 The existing land conditions.

Article 6 The term of grant of land use rights hereunder is fifty years, commencing from the date on which the Grantor actually delivers the land to the Grantee. As for any previously allocated land for which land use right grant formalities are being processed in arrear, the term of grant shall commence from the date of execution of the land use right grant contract.

Article 7 The grant fee for land use rights in respect of the Land Plot (the “Grant Fee”) hereunder is RMB One Hundred and Fourteen per square meters (RMB 114.00 per square meter); totaling RMB Fourteen Million Four Hundred and Forty Thousand (RMB 14,440,000.00).

Article 8 [This clause is marked as blank]

The Grantee shall, within (in blank) days after both Parties have signed this Contract, pay to the Grantor RMB (in blank) (in words) (RMB (in blank) (in figure)) as deposit for performance of this Contract. The deposit shall serve as part of the Grant Fee.

Article 9 The Grantee agrees to pay to the Grantor the Grant Fee in accordance with Article 9.1 below.

9.1 Within 30 days from the date of execution of this Contract, pay off the above Grant Fee in one lump sum.

9.2 Pay to the Grantor the above grant fee for land use rights in __________ installments at the time and amount as stipulated as follows:

No.1 Installment  RMB (in blank) (in words) (RMB (in blank) (in figure)), time of payment: before __________ (date).

No.2 Installment  RMB (in blank) (in words) (RMB (in blank) (in figure)), time of payment: before __________ (date).

No. Installment  RMB (in blank) (in words) (RMB (in blank) (in figure)), time of payment: before __________ (date).

No. Installment  RMB (in blank) (in words) (RMB (in blank) (in figure)), time of payment: before __________ (date).

Where the Grant Fee is to be paid in installments, the Grantee shall, at the time of paying the No.2 Installment and the subsequent installments of the Grant Fee, pay to the Grantor the accrued interest at the rate of bank loans of corresponding term.

Chapter III Development, Construction and Land Use

Article 10 Within 30 days as of the date hereof, both Parties shall make on-spot verification of the boundary markers at each boundary point in accordance with the Appendix: Map of Boundary of the Land Plot to be Granted. The Grantee shall properly protect the land boundary markers and shall not remove them without any authorization. Where any boundary marker is damaged or removed, the Grantee shall immediately submit to the Grantor a written report applying for a re-measurement and restoration of the boundary markers.

Article 11 Where the Grantee intends to newly construct any building within the scope of the Land Plot hereunder, it shall comply with the following requirements:

Nature of the main building:        (in blank)      ;
Nature of the accessory building:        (in blank)     ;
Floor-area ratio:      (in blank)      ;
Building density:      (in blank)       ;
Height limits of building:     (in blank)       ;
Percentage of green area:      (in blank) ;
Other land use requirements:        (in blank)

Article 12 The Grantee agrees to jointly construct the following projects within the scope of the Land Plot hereunder, which shall be handed over the government without compensation after completion of their construction:

12.1 ___(in blank)      ;
12.2       (in blank)       ;
12.3    (in blank)           .

Article 13 The Grantee agrees to commence construction work before November 23, 2007.

Where it fails to commence the construction within the specified time period, the Grantee shall submit to the Grantor an application for extension 30 days in advance. However, the maximum period of extension shall not exceed one year.

Article 14 When the Grantee carries out any construction work on the Land Plot so granted, it shall follow the relevant provisions regarding the interconnection of water, gas, sewage and other facilities inside the Land Plot with the main pipelines, power substations and access facilities located outside the Land Plot.

The Grantee agrees that all kinds of pipes and lines to be laid by the government for public utilities may enter and exit, pass or cross the Land Plot.

Article 15 The Grantee shall, within 30 days after full payment of the Grant Fee as stipulated herein, presenting this Contract and payment receipt for the Grant Fee, apply to the Grantor for processing of land registration, receive the State-owned Land Use Certificate and obtain the land use rights in accordance with relevant provisions.

The Grantor shall, within 30 days after accepting the application for land registration, process the land use rights registration formalities and issue the State-owned Land Use Certificate according to law.

Article 16 The Grantee must reasonably utilize the land according to law and no activities conducted by the Grantee on the Land Plot so granted shall damage or destroy the surrounding environment or facilities; where the State or other parties suffer any losses, the Grantee shall be responsible for compensation.

Article 17 During the term of grant, the Grantee must utilize the land in accordance with the land use purposes and land use conditions as stipulated herein. Where the Grantee needs to change the land use purposes and land use conditions as stipulated herein, it must undergo the relevant approval formalities according to law and shall apply to the Grantor for its consent; the parties may then enter into an amendment agreement to the land use rights grant contract or sign a new land use rights grant contract, readjust the Grant Fee, and undergo registration for change of land use purposes.

Article 18 The government reserves the right to adjust the urban planning in respect of the Land Plot hereunder; where there is any amendment to the original land utilization plan, the existing buildings on such Land Plot shall not be affected, provided that if any buildings or attachments on said Land Plot need to be reconstructed, renovated or rebuilt within the term of grant, or if the Grantee applies for renewal of this Contract upon expiration of the initial term, the then prevailing plan must be implemented.

Article 19 The Grantor shall not take back the land use rights obtained by the Grantee according to law before expiration of the term as stipulated herein. If, under special circumstances, the land use rights are required to be taken back before expiration of the term for purpose of social and public interests, the Grantor shall report the matter for approval in accordance with the statutory procedures and offer appropriate compensation to the Grantee based on the value of the buildings and other aboveground fixtures at the time of take-back and the price of land use rights for the remaining term.

Chapter IV Transfer, Lease and Mortgage of the Land Use Rights

Article 20 After the Grantee has paid in full the Grant Fee, received the State-owned Land Use Certificate and obtained the land use rights, it shall be entitled to transfer, lease or mortgage the land use rights granted hereunder in whole or in part, provided that when Grantee transfer (including sale, exchange and donation) the land use right with the remaining term for the first time, it shall report to the Grantor for determination that it has fulfilled the conditions set forth in Article 20.1 below:

20.1 It has carried out investment and development activities in accordance with the provisions hereof and has completed development activities valued at over 25% of the total investment;

20.2 It has carried out investment and development activities in accordance with the provisions hereof and has created conditions for the land to be used for industrial purposes or other construction purposes.

Article 21 Where the land use rights is to be transferred or mortgaged, the relevant parties to such transfer or mortgage shall enter into a transfer or mortgage contract in written form; where the lease term of land use rights exceeds six months, the lessor and the lessee shall also enter into a lease contract in written form.

The transfer, mortgage or lease contract in respect of the land use rights shall not breach the State laws or regulations or the provisions of this Contract.

Article 22 In event of a transfer of the land use rights, the rights and obligations stated in this Contract and the registration documents shall also be transferred accordingly. After completion of transfer, the term of the land use rights shall be the remainder of the term specified herein minus the number of years that has already been used. In event that the land use rights hereunder are leased in whole or in part, the Grantee shall continue to assume the rights and obligations stated in this Contract and the registration documents.

Article 23 In event of a transfer, lease or mortgage of the land use rights, the buildings and other aboveground fixtures shall be transferred, leased or mortgaged along therewith. In event of a transfer, lease or mortgage of the buildings and other aboveground fixtures, the land use rights shall be transferred, leased or mortgaged along therewith.

Article 24 In event of a transfer, lease or mortgage of the land use rights, the relevant parties to such transfer, lease or mortgage shall, within 30 days from the date of execution of the relevant contract, presenting this Contract and the relevant transfer, lease or mortgage contract as well as the State-owned Land Use Certificate, apply to the land administration department for handling the land registration formalities.

Chapter V Expiration of Term

Article 25 Upon expiration of the term of use as stipulated herein, if the land user requires continuing its use of the Land Plot hereunder, it shall, by no later than one year before expiration of the term, submit an application to the Grantor for renewal of the term. The Grantor shall grant its approval except for the circumstance that the Land Plot hereunder needs to be taken back based on the requirements of social and public interests.

Where the Grantor agrees on the renewal, the Grantee shall undergo the formalities for compensated land use according to law and enter into a new contract with the Grantor for land use with compensation, and pay the land use fee.

Article 26 Where the Grantee fails to submit an application for renewal upon expiration of the term of grant, or fails to obtain approval pursuant to Article 25 hereof after it applies for renewal, it shall return the State-owned Land Use Certificate. The Grantor shall, on behalf of the State, take back the land use rights and process formalities for cancellation of registration in respect of the land use rights in accordance with the relevant stipulations.

Article 27 Where the Grantee fails to apply for renewal upon expiration of the term of grant, the land use rights hereunder, the buildings and other aboveground fixtures shall be taken back without compensation by the Grantor on behalf of the State. The Grantee shall maintain the normal use functions in respect of the buildings and other aboveground fixtures and shall not deliberately damage the same. Where the buildings and other aboveground fixtures have lost their normal use functions, the Grantor may require the Grantee to remove or demolish the same and restore the Land Plot to a leveled ground.

Article 28 Where the Grantee applies for renewal upon expiration of the term of grant and the Grantor fails to approve the renewal in accordance with the provisions of Article 25 hereof, the land use rights shall be taken back without compensation by the Grantor on behalf of the State. However, the Grantor shall, based on the residual value of the buildings and other aboveground fixtures at the time of take-back, offer appropriate compensation to the Grantee.
Chapter VI Force Majeure

Article 29 Neither Party shall be responsible for any non-performance of this Contract in whole or in part caused by any force majeure, provided that, if conditions permit, such Party shall take all necessary remedial measures to mitigate the losses resulting from such force majeure. Where any force majeure occurs after a Party delays its performance, such Party shall not be exempted from its responsibilities.

Article 30 A Party encountering force majeure events shall notify the other Party within 24 hours of such force majeure by mailed letters, telegram, telex, fax or other written forms and shall, within 3 days after occurrence of such force majeure event, submit a report to the other Party specifying the reasons for its inability to perform this Contract in whole or in part or for its delayed performance.

Chapter VII Default Liabilities

Article 31 The Grantee must pay the Grant Fee within the specified time period in accordance with provisions of this Contract. If the Grantee fails to pay the Grant Fee within the specified time limit, commencing from the date when any amount falls due and payable, the Grantee shall, for each day of delay, pay an overdue penalty to the Grantor in an amount equal to 0.2% of the overdue amount; where the period of delayed payment exceeds six months, the Grantor shall be entitled to cancel this Contract and take back the land, in which case the Grantee shall have no right to require a refund of its deposit and the Grantor shall be further entitled to claim damages from the Grantee for other losses incurred as a result of the Grantee’s breach of the Contract.

Article 32 Where the Grantee has paid the Grant Fee for the land use rights in accordance with provisions of this Contract, the Grantor must provide the granted land in a timely manner in accordance with provisions of this Contract. Where the possession by the Grantee of the Land Plot hereunder is delayed as a result of the Grantor’s failure to provide the granted land in a timely manner, the Grantor shall, for each day of delay, pay a default penalty to the Grantee in an amount equal to 0.2% of the Grant Fee so paid by the Grantee. Where the delivery by the Grantor of the land is delayed by more than six months, the Grantee shall be entitled to cancel this Contract, in which case the Grantor shall return the deposit in doubled amount and refund other portions of the Grant Fee already paid, and the Grantee may claim damages from the Grantor for other losses incurred as a result of the Grantor’s breach of the Contract.

Article 33 The Grantee shall carry out development and construction activities in accordance with the provisions of this Contract. Where the Grantee fails to start construction and development within one year from the prescribed date of commencement of construction and development as stipulated herein, the Grantor may impose a land idleness fee on the Grantee in an amount not exceeding 20% of the Grant Fee. Where the Grantee’s failure to start construction and development lasts for more than two years, the Grantor may take back the land use rights without compensation. impose a land idleness fee on the Grantee in an amount not exceeding 20% of the Grant Fee. However, exceptions are granted if such delayed commencement of construction and development is caused by force majeure, any action by any governmental department or the preliminary works necessary for the commencement of construction and development.

Article 34 Where the granted land delivered by the Grantor fails to meet the land use conditions set forth herein, it shall be deemed a breach of this Contract on the part of the Grantor. The Grantee shall have the right to require the Grantor to perform its obligations in accordance with the conditions stipulated herein and to compensate for the direct losses suffered by the Grantee due to the Grantor’s delayed performance.

Chapter VIII Notices and Instructions

Article 35 Any notice and communication required or permitted hereunder shall become effective on the date of actual receipt regardless of their form of delivery.

Article 36 Where a Party changes its address for notice and communication, or the bank of deposit or its account number, it shall, within 15 days after making such changes, notify the other Party of its new address, the bank of deposit or its account number. A Party shall be held liable for any losses caused by its delay in giving notices.

Article 37 At the conclusion of this Contract, the Grantor shall have the obligation to answer the questions raised by the Grantee in respect of this Contract.

Chapter IX Applicable Law and Dispute Settlement

Article 38 The formation, validity, interpretation, performance and dispute settlement of this Contract shall be governed by the laws of the People’s Republic of China.

Article 39 In case of any dispute arising from the performance of this Contract, such dispute shall be settled by both Parties through negotiations, failing which such dispute shall be settled in accordance with the method stipulated in Article 39.1 below:

39.1 Submit to (in blank) Arbitration Commission for arbitration;

39.2 File a lawsuit to the people’s court according to law.

Chapter X Supplemental Provisions

Article 40 This Contract shall come into force and effect in accordance with the provisions of Article 40.1 of the following:

40.1 The grant plan in respect of the Land Plot hereunder has been approved by the Huizhou City People’s Government. This Contract shall come into force and effect from the date of its execution.

40.2 The grant plan in respect of the Land Plot hereunder shall be subject to the approval by the People’s Government of (in blank) and this Contract shall come into force and effect from the date of approval by the People’s Government of (in blank) .

Article 41 This Contract is executed in three (3) original copies, which shall be equally authentic. The Grantor and the Grantee shall each keep one (1) copy.

Article 42 This Contract and its Appendices have a total of thirteen (13) pages and the Chinese version shall prevail.

Article 43 The amounts, area etc in connection herewith shall be expressed both in word and in figure; in case of any discrepancy between the words and figures, the numbers expressed in words shall prevail.

Article 44 This Contract is executed on May 23, 2007 in Huizhou City, Guangdong Province, the People’s Republic of China.

Article 45 The Parties may make supplementary agreement with respect to any matters not addressed herein and attach the same as an appendix hereto. Such supplementary agreement shall have equal force and effect as this Contract.

The Grantor (official seal):	The Grantee (official seal): Shenzhen Highpower Technology Company Limited

Address:	Address: Luoshan Industrial Area, Shan Xia Village, Pinghu Town, Longgang District, Shenzhen City

Legal Representative (authorized agent)	Legal Representative (authorized agent)
/s/ Illegible Signature	/s/ Qiu Yu
(Signature)	(Signature) (Signature) [Qiu Yu]

Telephone:	Telephone: 013923469546

Fax:	Fax:

Telegram:	Telegram:

Bank with the Account Opened:	Bank with the Account Opened:

Account Number:	Account Number:

Postal Code:	Postal Code:

Dated: